Exhibit 99.1

LipimetiX Development Announces Sub-License of Apo E Mimetic Peptide Platform to Anji Pharma, China

NATICK, Mass., May 07, 2018 (GLOBE NEWSWIRE) -- LipimetiX Development, Inc. (“LipimetiX” or “the Company”) announced today that Anji Pharmaceuticals, Inc. (“Anji Pharma”) has entered a licensing agreement for the LipimetiX platform of peptides (AEM-28 and analogs) for development of these drug candidates in commercial indications in mainland China, Taiwan and Hong Kong.  Anji Pharma’s mission is to license and develop promising therapeutic technologies that address under-served markets in China.

The Anji Pharma’s license provides exclusive rights to and use of the LipimetiX patent portfolio of Apo E mimetic peptides and formulations in the above-mentioned territory.  Terms include an upfront licensing payment to LipimetiX of US$2.0 million, multiple additional cash payments upon achievement of clinical/regulatory milestones and a royalty on Anji Pharma’s future pharmaceutical revenues derived from this program.  Further, the agreement provides for information sharing and other terms standard to a licensing agreement of this nature.

Dennis Goldberg, Ph.D., CEO of LipimetiX, stated, “We welcome the Anji Pharma relationship to develop our lipid-lowering peptides in China.  The business opportunity was brought to us by a member of the LipimetiX Science Advisory Board, who has closely observed and contributed to our program’s success.  We are pleased by this validation of our science in Apo E mimetic peptides.”

Yiwei Zong, Ph.D., CEO of Anji Pharma, added, “We are excited to collaborate with LipimetiX in a program to address a large China and global clinical need.  The LipimetiX team has already shown proof-of-concept in lipid reduction in humans with AEM-28.  We look forward to helping progress these potent peptides through the next clinical development phases and, ultimately, to the market.”

Chimeric Apolipoprotein E Mimetic Peptides

Apolipoprotein E (Apo E) is in a class of protein that occurs throughout the body.  Apo E is essential for the normal metabolism of cholesterol and triglycerides.  After a meal, the postprandial (or post-meal) lipid load is packaged in lipoproteins and secreted into the blood stream.  Apo E targets cholesterol and triglyceride rich lipoproteins to specific receptors in the liver, decreasing the levels in the blood. Elevated plasma cholesterol and triglycerides are independent risk factors for atherosclerosis, the buildup of cholesterol rich lesions and plaques in the arteries.  Atherosclerosis is the major cause of cardiovascular disease, peripheral artery disease and cerebral artery disease, and can cause heart attack, loss of limbs and stroke.   Defective lipid metabolism also plays an important role in the development of adult onset diabetes mellitus (Type 2 diabetes), and diabetics are particularly vulnerable to atherosclerosis, heart and peripheral artery diseases.

The University of Alabama at Birmingham (“UAB”) scientists patented the first chimeric Apo E mimetic peptide in 1999, reducing the 299 amino acid native Apo E into a 28 amino acid, dual domain peptide that can be delivered therapeutically.  One domain inserts into a lipoprotein surface and the second domain binds to the Apo E receptors in the liver.  In 2010, the Company’s founding scientist, Dr. Dennis Goldberg, obtained worldwide right to patents for Apo E mimetic peptides from the UAB Research Foundation (“UABRF”).  The Company has an Exclusive License Agreement with the University of Alabama at Birmingham Research Foundation for AEM-28 and its analogs.

The Company has continued research into a next generation of chimeric Apo E peptides and has discovered new AEM-28 analogs, resulting in worldwide patent filings in 2015.  The AEM-28 analogs were found to be significantly more potent (as tested in multiple animal models) than the parent molecule.  Currently, the Company intends to concentrate its development efforts on AEM-28 analogs, including AEM-28-08 and AEM-28-14.  Commercial indication targets include Homozygous Familial Hypercholesterolemia and Acute Coronary Syndrome.

About Anji

Anji Pharma is a clinical stage pharmaceutical company dedicated to addressing China’s unmet clinical needs by identifying and in-licensing world-class clinical compounds and accelerating their clinical development in China.

About LipimetiX

LipimetiX Development, Inc. is a clinical stage biotechnology company committed to developing Chimeric Apo E Mimetic Peptides for multiple lipid reduction indications.  LipimetiX is approximately 60%-owned by Capstone Therapeutics Corp. (OTCQB:CAPS).

Capstone’s corporate headquarters are in Tempe, Arizona.  For more information, please visit Capstone's website:  www.capstonethx.com.  For more information on LipimetiX Development, please visit the Company’s website:  www.lipimetix.com.

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results.  These risks include the factors discussed in our Form 10-K for the fiscal year ended December 31, 2017, and other documents that Capstone files with the U.S. Securities and Exchange Commission.

Editor’s Note:  This press release is also available under the Investors section of Capstone’s website at www.capstonethx.com.

LipimetiX Development, Inc.
5 Commonwealth Road - Suite 2A
Natick, MA 01760
(508)651-3715
www.lipimetix.com